Exhibit 10.22

January 31, 2018

Re: Transaction Bonus

Dear Gary:

In recognition of your outstanding service to Ply Gem Industries, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board have determined that it is in the best interests of the Company and its stockholders to pay you a transaction bonus in connection with the consummation of the transaction contemplated by the Agreement and Plan of Merger, entered into on January 31, 2018 by and among Ply Gem Holdings, Inc. (“Holdings”) and Pisces Midco, Inc., a Delaware corporation (“Parent”), and Pisces Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Parent (the “Merger Agreement”).

This letter agreement sets forth the terms and conditions of the payment by the Company to you of the transaction bonus award.

1.
Transaction Bonus Payment: Subject to the terms of this letter agreement and your continued employment with the Company as of the Closing Date (as defined in the Merger Agreement), you shall be entitled to receive a one-time transaction bonus of seven million dollars ($7,000,000) (less applicable withholding taxes), to be paid in cash or Holdings common stock in the form of an award of fully vested common stock pursuant to the Ply Gem Holdings, Inc. Long Term Incentive Plan, as amended, in the Company’s sole discretion (the “Transaction Bonus”).

2.
Timing of Transaction Bonus Payment: The Transaction Bonus will vest and be paid within 30 days following the Closing Date (the “Payment Date”). If your employment is terminated at any time prior to the Payment Date by the Company without “Cause,” or by you following a “Material Adverse Change” (as “Cause” and “Material Adverse Change” are each defined in your Employment Agreement with the Company dated August 14, 2006, as amended (your “Employment Agreement”), then you shall remain eligible to receive the Transaction Bonus, with payment on the Payment Date. For the avoidance of doubt, if your employment is terminated at any time prior to the Closing Date other than (x) by you following a Material Adverse Change or (y) by the Company without Cause, then this letter agreement shall immediately expire and you shall forfeit any right or entitlement to the Transaction Bonus.

3.
Release of Claims: The payment of the Transaction Bonus in connection with a termination of your employment by the Company without Cause or by you following a Material Adverse Change shall be conditioned upon your execution of a release of claims as contemplated by Section 2(b) of your Employment Agreement, within 30 days following your termination of employment.

4.	Expiration: If the Closing Date does not occur by December 31, 2018, this letter agreement shall immediately expire and be null and void and of no further force or effect.

5.
Section 409A: You and the Company acknowledge that you intend that the compensation set forth in this letter agreement either is not governed by or is in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything in this letter agreement to the contrary, the following special rule shall apply if and to the extent required by Section 409A of the Code in the event that (i) you are deemed a “specified employee” within the meaning of Section 409A of the Code and (ii) amounts hereunder are due or payable on account of “separation from service” within the meaning of Section 409A of the Code: no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to you prior to the date that is six (6) months after the date of your separation from service or, if earlier, your death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum without interest on the earliest permissible payment date.

Exhibit 10.22

6.	Miscellaneous:

a.	The terms of this letter agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b.	This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

c.
This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles which could cause the laws of another jurisdiction to apply.

d.	The Company may withhold from the Transaction Bonus such federal, state and local income and employment taxes as may be required to be withheld pursuant to any applicable law or regulation.

e.
This letter agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof. The parties acknowledge that any statements or representations that may have been made heretofore regarding the terms and matters dealt with in this letter agreement are void and have no effect and that neither party has relied thereon.

f.	Your rights to the Transaction Bonus may not be assigned, transferred, pledged or otherwise alienated, other than by will or the laws of descent and distribution.

g.
This letter agreement is binding on a successor to the business of the Company in any change in control transaction, whether by stock purchase, asset purchase, merger or otherwise. The Company shall use its reasonable best efforts to cause any such successor to expressly agree in writing to assume this letter agreement.

h.	Nothing in this letter agreement shall be deemed to entitle you to continued employment with the Company.

i.
The Transaction Bonus shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements of the Company, except to the extent expressly provided therein or herein.

j.
This letter agreement is not intended to result in any duplication of payments or benefits to you and does not give you any right to any compensation or benefits from the Company except as specifically stated in this letter agreement.

Kindly sign this letter agreement in the space indicated below at which time this letter agreement shall become a binding agreement between you and the Company, enforceable in accordance with its terms.

Exhibit 10.22

PLY GEM INDUSTRIES, INC.

By: /s/ David N. Schmoll
Name: David N. Schmoll
Title: SVP Human Resources

Accepted and Agreed to:

/s/ Gary E. Robinette
Gary E. Robinette